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                                                                     Exhibit 12


              UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (Amounts in Thousands, Except Ratios)
                                (Unaudited)


                                                           Six Months
                                                         Ended June 30,
                                                      ---------------------
                                                       1996         1995
                                                      --------    ---------
Earnings:
  Income from continuing operations..............     $292,824     $280,024
  Undistributed equity earnings..................      (21,158)      (8,184)
                                                      --------     --------
            Total................................      271,666      271,840
                                                      --------     --------

Income Taxes.....................................      129,629      150,989
                                                      --------     --------
Fixed Charges:

  Interest expense including amortization of
      debt discount..............................      230,845      201,120
  Portion of rentals representing an interest
      factor.....................................       54,089       25,281
                                                      --------     --------
            Total................................      284,934      226,401
                                                      ========     ========
Earnings available for fixed charges.............     $686,229     $649,230
                                                      ========     ========

Fixed Charges -- as above........................     $284,934     $226,401
Interest capitalized.............................           --           --
                                                      --------     --------
            Total fixed charges..................     $284,934     $226,401
                                                      ========     ========

Ratio of earnings to fixed charges...............          2.4          2.9
                                                      ========     ========

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